Jim Ayers To Step Back From Executive Chairman Role at FirstBank
Stuart McWhorter Elected as Board Chairman

NASHVILLE, Tenn. (Dec. 2, 2020) – Jim Ayers, who bought a tiny, rural West Tennessee bank in 1984 and turned it into an $11 billion regional powerhouse, announced today he was stepping down as Executive Chairman of the board of directors of FirstBank and its parent company FB Financial Corporation (NYSE: FBK) effective Jan. 1, 2021.

Ayers, who owns 29 percent of the publicly traded bank, will retain a board seat and expects to continue working at the bank, focusing his time calling on customers.

“Having just celebrated my 77th birthday, I thought this would be a good time to dial back some of my responsibilities to give me more time to spend with my family and on my hobbies,” Ayers said. “The bank is strong, we have excellent leadership at the top with Chris Holmes as President and CEO, and we have a strong and diverse board. I can go hunting and fishing, and that’s what I intend to do.”

Holmes, age 56, joined FirstBank as Chief Banking Officer before being named President in 2012 and adding the CEO’s role the following year. Holmes is a native of Lexington, Tenn., and worked previously in executive roles at The South Financial Group in Greenville, S.C., and National Commerce Financial in Memphis. He serves as the current chairman of the Tennessee Bankers Association along with several other boards including Delta Dental of Tennessee and the Tennessee Hospital Association.

In a special called meeting, the board elected Stuart McWhorter as Chairman and named Ayers as Vice Chairman and Founder.

“Jim Ayers has been and will continue to be an enormous presence at FirstBank,” Holmes said. “In electing an independent board chairman, we were guided by the Company’s commitment to the highest standards of corporate governance. With Stuart McWhorter’s experience in business and leadership and his 12 years on the Company’s board, he is an ideal chairman for us, and we expect the transition to be seamless as we move into the new calendar year.”

McWhorter recently rejoined the board of directors after stepping back from public service. He originally joined the board in 2006 before accepting a role in Governor Bill Lee’s Administration. As Commissioner of Finance and Administration, McWhorter led the drafting of two fiscal year state budgets, provided leadership to the department’s various divisions, co-chaired the Governor’s Healthcare Modernization Task Force, and served on several boards and commissions on behalf of the governor, including the State Building Commission, State Funding Board and the Investment Committee of the state’s Pension Fund. In response to the COVID-19 pandemic, Governor Lee also appointed McWhorter as Director of the TN Unified Command

Group to streamline coordination across the Tennessee Emergency Management Agency (TEMA), Tennessee Department of Health and Tennessee Department of Military.

Ayers built successful health care and real estate ventures in addition to moving into banking. He and a business partner bought Farmers State Bank in Scotts Hill, Tenn., in 1984. It was then a rural bank with $14 million in assets.

The bank was moved to Lexington, Tenn., in 1986 after they acquired the assets of First National Bank of Lexington. The name was changed to FirstBank, and from there, the business expanded across the state and eventually into Kentucky, Georgia and Alabama.

The bank was listed on the New York Stock Exchange in 2016 through the largest banking IPO in Tennessee history. The IPO exceeded many analysts’ expectations on the initial trading day and has continued to be a leader among its peers.

Ayers and his wife, Janet, have been very active in the community. In 1999, he established The Ayers Foundation, which supports a wide range of programs and institutions, with an emphasis on education. Other philanthropic activities include the establishment of the Ayers Institute at the Vanderbilt-Ingram Cancer Center, The Ayers Children’s Hospital in Jackson, Tenn., and the Ayers Institute for Teacher Learning and Innovation at Lipscomb University.

In 2019, Ayers was inducted into the Horatio Alger Association of Distinguished Americans. He is the recipient of numerous other awards, including the Silver Beaver Award from the Boy Scouts of America, and holds honorary doctorates from Freed-Hardeman University, Union University, Bethel University and The University of Memphis, where he was the first alumnus to receive this distinction.

About FirstBank
Nashville-based FirstBank, a wholly owned subsidiary of FB Financial Corporation (NYSE: FBK), is the third largest Tennessee-headquartered bank, with 80 full-service bank branches across Tennessee, South Central Kentucky, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. The bank serves five of the major metropolitan markets in Tennessee and, with approximately $11.0 billion in total assets, has the resources to provide a comprehensive variety of financial services and products.

For More Information:

Jeanie Rittenberry	Roger Shirley
FirstBank	MP&F Strategic Communications
jrittenberry@firstbankonline.com	rshirley@mpf.com
(615) 313-8328	(615) 259-4000